EXHIBIT 4.7

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES AND ANY SECURITIES OR SHARES ISSUED HEREUNDER MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SECURITIES AND RESTRICTING THEIR TRANSFER OR SALE MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD HEREOF TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

No. 2005 - ____
Date: December 30, 2005

WARRANT TO PURCHASE COMMON STOCK

OF

PROTALEX, INC.

This certifies that, for value received, ______________ (“Holder”) is entitled, subject to the terms and conditions set forth below, to purchase from PROTALEX, INC., a Delaware corporation (the “Company”), ________ shares [TO BE DETERMINED PURSUANT TO SECTION 2.2 OF THE PURCHASE AGREEMENT] of the Company’s Common Stock (the “Warrant Shares”) at an exercise price of $2.99 [TO BE DETERMINED PURSUANT TO SECTION 2.2 OF THE PURCHASE AGREEMENT] per share (the “Exercise Price”). The number, character and Exercise Price of the Warrant Shares are subject to adjustment as provided below and all references to “Warrant Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments. This Warrant is issued pursuant to Section 2 of that certain Warrant and Common Stock Purchase Agreement between the Company and certain “Purchasers” thereunder, dated as of December 16, 2005 (the “Purchase Agreement”), pursuant to which such Purchasers including the Holder, purchase this Warrant and Common Stock shares of the Company. The holder of this Warrant is subject to certain restrictions, and entitled to certain rights, as set forth in the Registration Rights Agreement, dated as of December 16, 2005 (the “Registration Rights Agreement”).

This Warrant is one of a duly authorized series of Warrants of the Company (which are identical except for the variations necessary to express the identification numbers, names of the holder, number of shares issuable upon exercise thereof and Warrant issue dates) issued in connection with the Purchase Agreement and designated for reference purposes as “Series 2005 II Common Stock Warrants.” The term “Common Stock Warrant” as used herein shall also mean this Common Stock Warrant, and any Common Stock Warrants delivered in substitution or exchange therefor as provided herein.

This Common Stock Warrant is subject to the following terms and conditions:

1.    Term of Common Stock Warrant. Subject to the terms and conditions set forth herein, this Common Stock Warrant shall be exercisable, in whole or in part, on any business day during the period (the “Exercise Period”) commencing on the Effective Date (as defined in the Purchase Agreement) and ending on the fifth anniversary date of the Effective Date.

2.    Exercise of Common Stock Warrant.

(a)    Cash Exercise. This Common Stock Warrant may be exercised by the Holder during the Exercise Period by (i) the surrender of this Common Stock Warrant to the Company, with the Notice of Exercise annexed hereto duly completed and executed on behalf of the Holder, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company) and (ii) the delivery of payment to the Company, for the account of the Company, by cash, wire transfer of immediately available funds to a bank account specified by the Company, or by certified or bank cashier’s check, in an amount equal to the Exercise Price multiplied by the number of Warrant Shares for which this Common Stock Warrant is being exercised as specified in the Notice of Exercise, such payment to be made in lawful money of the United States of America. The Company agrees that such Warrant Shares shall be deemed to be issued to the Holder as the record holder of such Warrant Shares as of the close of business on the date on which this Common Stock Warrant shall have been exercised and surrendered and payment made for the Warrant Shares as aforesaid. A stock certificate or certificates for the Warrant Shares specified in the Notice of Exercise shall be delivered to the Holder as promptly as practicable, and in any event within five (5) business days, thereafter. If this Common Stock Warrant shall have been exercised only in part and has not otherwise expired, the Company shall, at the time of delivery of the stock certificate or certificates, deliver to the Holder a new Common Stock Warrant evidencing the right to purchase the remaining Warrant Shares, which new Common Stock Warrant shall in all other respects be identical with this Common Stock Warrant. No adjustments shall be made on Warrant Shares issuable on the exercise of this Common Stock Warrant for any cash dividends or distributions paid or payable to holders of record of any capital stock of the Company prior to the date as of which the Holder shall be deemed to be the record holder of such Warrant Shares.

(b)    Net Issue Exercise. In lieu of exercising this Common Stock Warrant pursuant to Section 2(a) above, during the Exercise Period, the Holder may elect to convert this Common Stock Warrant or any portion hereof into Warrant Shares, the aggregate value of which shares shall be equal to the value of this Common Stock Warrant or portion thereof being so converted. The conversion right may be exercised by the Holder by surrender of this Common Stock Warrant to the Company, with a duly executed Notice of Exercise marked to reflect the Holder’s intention to exercise the conversion right hereunder, in which event the Company shall issue to the Holder a number of shares computed using the following formula:

X = Y (A-B)
A

Where	X =	the number of shares to be issued to Holder under this Section 2(b) upon exercise of the conversion rights under this Section 2(b);

Y =
the number of Warrant Shares otherwise purchasable under this Common Stock Warrant or, if only a portion of the Common Stock Warrant is exercised, the portion of the Common Stock Warrant being exercised (as adjusted to the date of such calculation);

A =	the fair market value (determined in the manner provided below) of one share of the Warrant Shares subject to this Common Stock Warrant as of the date of exercise of this Common Stock Warrant;

B =	the Exercise Price (as adjusted to the date of such calculation).

(c)    Fair Market Value. For purposes of the above calculation, fair market value of one share of Warrant Shares shall be determined as of the applicable date by the Company’s Board of Directors in good faith; provided, however, that where there exists a public market for the Company’s Common Stock at the time of such exercise, the fair market value per share shall be the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq National Market or any exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal (or such other reference reasonably relied upon by the Board of Directors if not so published), for the five (5) trading days prior to the date as of which the fair market value is being determined.

(d)    This Common Stock Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As promptly as practicable on or after such date and in any event within five (5) business days thereafter, the Company at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of shares issuable upon such exercise. In the event that this Common Stock Warrant is exercised in part, the Company at its expense will execute and deliver a new Common Stock Warrant of like tenor exercisable for the number of shares for which this Common Stock Warrant may then be exercised.

3.    No Fractional Shares or Scrip/Minimum Exercise. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Common Stock Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction (after aggregating all shares issuable upon exercise thereof). In no event shall this Warrant be exercised for less than 5% of the Warrant Shares or, if less, the Warrant Shares remaining to be exercised hereunder.

4.    Replacement of Common Stock Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Common Stock Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement and security reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Common Stock Warrant, the Company at its expense shall execute and deliver, in lieu of this Common Stock Warrant, a new Common Stock Warrant of like tenor and amount.

5.    Rights of a Stockholder. Subject to Section 10 of this Common Stock Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of Warrant Shares for any purpose, and nothing contained herein shall be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Common Stock Warrant shall have been exercised as provided herein and then only as to the shares for which this Common Stock Warrant has been so exercised.

6.    Transfer of Common Stock Warrant.

(a)    Common Stock Warrant Register. The Company will maintain a register (the “Common Stock Warrant Register”) containing the names and addresses of the Holder or Holders. Any Holder of this Common Stock Warrant or any portion thereof may change such Holder’s address as shown on the Common Stock Warrant Register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the Holder may be delivered or given by mail to such Holder as shown on the Common Stock Warrant Register and at the address shown on the Common Stock Warrant Register. Until this Common Stock Warrant is transferred on the Common Stock Warrant Register of the Company, the Company may treat the Holder as shown on the Common Stock Warrant Register as the absolute owner of this Common Stock Warrant for all purposes, notwithstanding any notice to the contrary.

(b)    Common Stock Warrant Agent. The Company may, by written notice to the Holder, appoint an agent for the purpose of maintaining the Common Stock Warrant Register referred to in Section 6(a) above, issuing the Common Stock Warrant Shares or other securities then issuable upon the exercise of this Common Stock Warrant, exchanging this Common Stock Warrant, replacing this Common Stock Warrant or any or all of the foregoing. Thereafter, any such registration, issuance, exchange or replacement, as the case may be, shall be made at the office of such agent.

(c)    Transferability and Nonnegotiability of Common Stock Warrant. This Common Stock Warrant may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters, legal opinions and market standoff agreements reasonably satisfactory to the Company, if such are requested by the Company) and compliance with the requirements set forth in Section 6(d) below. Subject to the provisions of this Common Stock Warrant, title to this Common Stock Warrant may be transferred by endorsement (by the Holder executing the Assignment Form annexed hereto) and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery. This Common Stock Warrant and Warrant Shares are subject to certain lock-up provisions and restrictions on short sales, put options or similar instruments set forth in Section 6 of the Purchase Agreement.

(d)    Exchange of Common Stock Warrant Upon a Transfer. On surrender of this Common Stock Warrant for exchange, properly endorsed on the Assignment Form and subject to the provisions of this Common Stock Warrant with respect to compliance with the Act and applicable state securities laws and with the limitations on assignments and transfers and contained in this Section 6, the Company at its expense shall issue to or on the order of the Holder a new Common Stock Warrant or Common Stock Warrants of like tenor, in the name of the Holder or as the Holder (on payment by the Holder of any applicable transfer taxes) may direct, for the number of shares issuable upon exercise hereof.

(e)    Compliance with Securities Laws.

(i)    The Holder of this Common Stock Warrant, by acceptance hereof, acknowledges that this Common Stock Warrant and the Warrant Shares to be issued upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Common Stock Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Act or any applicable state securities laws. Holder hereby represents and warrants that such Holder is an “accredited investor” as such term is defined under Regulation D promulgated by the Securities and Exchange Commission. Upon exercise of this Common Stock Warrant, the Holder shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that Holder remains an accredited investor and the Warrant Shares so purchased are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale. Any transferee of this Common Stock Warrant shall represent the same as condition to such transfer and any subsequent exercise thereof.

(ii)    This Common Stock Warrant and all Warrant Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form (in addition to any legend required by state securities laws and the Purchase Agreement):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES AND ANY SECURITIES OR SHARES ISSUED HEREUNDER MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SECURITIES AND RESTRICTING THEIR TRANSFER OR SALE MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD HEREOF TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

7.    Reservation of Stock. The Company covenants that during the Exercise Period, the Company will reserve from its authorized and unissued Warrant Shares a sufficient number of shares to provide for the issuance of Warrant Shares upon the exercise of this Common Stock Warrant. The Company further covenants that all shares issued upon the exercise of rights represented by this Common Stock Warrant and payment of the Exercise Price, in the amount and otherwise all as set forth herein, shall be free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein).

8.    Notices. All notices required or permitted hereunder to be given shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger,

If to the Company:
145 Union Square Drive
New Hope, Pennsylvania 18938
Attn: Marc L. Rose

With a copy to:
Reed Smith LLP
Two Embarcadero Center, Suite 2000
San Francisco, CA 94111
Attn: Donald C. Reinke

If to any of the Holders:
The address set forth on the Company’s records.

9.    Amendments. Any term of this Common Stock Warrant hereunder may be amended, waived or terminated (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company, and the holders of at least a majority in interest of the Warrant Shares then exercisable under all Series 2005 II Common Stock Warrants. Any amendment, waiver or termination effected in accordance with this Section 9 shall be binding upon the Company, each of the Holders and each transferee of the Common Stock Warrants (and of any securities into which this Warrant is convertible). The Holder acknowledges that by the operation of this Section 9, the holders of a majority in interest of the Warrant Shares then exercisable under all Series 2005 II Common Stock Warrants will have the right and power to diminish or eliminate certain rights of the Holder under this Warrant. The foregoing shall not limit or otherwise affect the Holder’s right to waive any of such Holder’s rights hereunder with respect to itself without obtaining the consent of any other holders of Series 2005 II Common Stock Warrants.

10.    Adjustments. The Exercise Price and the number of shares purchasable hereunder are subject to adjustment from time to time as follows:

(a)    Reclassification, etc. If the Company, at any time while this Common Stock Warrant or any portion thereof is exercisable and remains outstanding and unexpired, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Common Stock Warrant exist into the same or a different number of securities of any other class or classes, this Common Stock Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Common Stock Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 10.

(b)    Split, Subdivision or Combination of Shares. If the Company, at any time while this Common Stock Warrant or any portion thereof is exercisable and remains outstanding and unexpired, shall split, subdivide or combine the outstanding shares of Warrant Shares into a different number of shares of Warrant Shares, then (i) in the case of a split or subdivision, the Exercise Price for such securities shall be proportionately decreased and the Warrant Shares issuable upon exercise of this Common Stock Warrant shall be proportionately increased, and (ii) in the case of a combination, the Exercise Price for such Warrant Shares shall be proportionately increased and the securities issuable upon exercise of this Common Stock Warrant shall be proportionately decreased. If the Warrant Shares are convertible into any other stock or securities of the Company, then if all of the outstanding Warrant Shares should be converted at any time prior to the Expiration Date into shares of the Company’s Common Stock or other stock or securities of the Company then (i) this Common Stock Warrant immediately shall become exercisable for that number of shares of such stock or securities (subject to further adjustment as herein provided) which would have been received if this Common Stock Warrant had been exercised in full and the Warrant Shares received thereupon had been simultaneously converted immediately prior to such event, (ii) the Exercise Price hereunder shall be appropriately adjusted and (iii) all references herein to Warrant Shares shall be automatically deemed amended to be references to the stock or securities into which the Warrant Shares was converted.

(c)    Adjustments for Dividends in Stock or Other Securities or Property. If, while this Common Stock Warrant or any portion hereof is exercisable and remains outstanding and unexpired, the holders of Warrant Shares (or any shares of stock or securities at the time receivable upon exercise of this Common Stock Warrant) shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, capital stock or any other securities that are at any time directly or indirectly convertible into or exchangeable for capital stock of the Company, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend, then and in each case, this Common Stock Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Common Stock Warrant, and without payment of any additional consideration therefor, the amount of such capital stock and other securities that the Holder would hold on the date of such exercise had it been the holder of record of such capital stock as of the date on which the holders of capital stock received or became entitled to receive such capital stock or other securities.

(d)    Merger, Consolidation or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 10) or a merger or consolidation of the Company with or into any other person or entity, or the sale of all or substantially all of the Company’s assets and properties to any other person or entity, then as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Holder shall thereafter be entitled to receive upon the exercise of this Warrant, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such reorganization, merger, consolidation or sale, to which a holder of the number of shares of Common Stock issuable upon the exercise of this Warrant would have received if this Warrant had been exercised immediately prior to such reorganization, merger, consolidation or sale; provided, that, as a condition to any merger, consolidation, or sale of substantially all of the assets of the Company, the Company shall require that the surviving corporation assume in writing the obligations pursuant to this Warrant.

11.    Adjustment of Exercise Price for Dilutive Issuances. The Exercise Price shall be subject to adjustment from time to time as follows:

(a)    For purposes of this Section 11, the following definitions shall apply:

(i)    “Excluded Stock” shall mean:

(1)    all shares of Common Stock issued and outstanding on the date of this Warrant and all shares of Common Stock issued after the date of this Warrant pursuant to Sections 2.1 and 2.2 of the Purchase Agreement and all shares of Common Stock issued or issuable upon the exercise or conversion of any convertible securities outstanding on the date of this Warrant (provided that the terms of such convertible securities are not modified or changed except as otherwise contemplated by the Purchase Agreement) and all shares of Common Stock issued or issuable upon the exercise of this Warrant and all other Series 2005 II Common Stock Warrants;

(2)    all shares of Common Stock or other securities hereafter issued or issuable to officers, directors, employees, scientific advisors or consultants of the Company pursuant to any employee or consultant stock offering, plan or arrangement approved by the majority of the members of the Board of Directors of the Company;

(3)    all shares of Common Stock or other securities hereafter issued in connection with or as consideration for the acquisition or licensing of technology approved by the majority of the members of the Board of Directors of the Company; and

(4)    all shares of Common Stock or other securities issued in connection with equipment leasing or equipment financing arrangements approved by the majority of members of the Board of Directors of the Company.

(ii)    “Options” means options to purchase or rights to subscribe for Common Stock (other than Excluded Stock).

(iii)    “Convertible Securities” means securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock) and options to purchase or rights to subscribe for such convertible or exchangeable securities.

(iv)    “Purchase Rights” means Options and Convertible Securities.

(v)    “Dilutive Issuance” means an issuance of Purchase Rights or Common Stock, which is not Excluded Stock, without consideration or for a consideration per share less than the then applicable Exercise Price. “Dilutive Issuance” excludes any stock dividend, subdivision or split-up, stock combination, dividend or transaction described in Section 10.

(b)    If the Company issues or is deemed to issue any Common Stock or Purchase Rights in a Dilutive Issuance, the applicable Exercise Price in effect after each such issuance shall be adjusted to a price equal to the following: the applicable Exercise Price in effect immediately prior to the Dilutive Issuance (the “Old Exercise Price”) multiplied by the quotient obtained by dividing:

(i)    an amount equal to the sum of (x) the total number of shares of Common Stock outstanding immediately prior to the Dilutive Issuance plus the total number of shares of Common Stock then issuable upon conversion of Convertible Securities and exercise of outstanding options and warrants, plus (y) the number of shares of Common Stock which the consideration received by the Company upon the Dilutive Issuance would purchase at such Old Exercise Price, by

(ii)    the total number of shares of Common Stock outstanding immediately after the Dilutive Issuance plus the total number of shares of Common Stock issuable on conversion of Convertible Securities and exercise of outstanding options and warrants.

(c)    For purposes of any adjustment of the applicable Exercise Price pursuant to Section 11(b) above, the following provisions shall be applicable:

(i)    In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor.

(ii)    In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith and in the exercise of reasonable judgment by the Board of Directors of the Company, in accordance with generally accepted accounting principles; provided, however, that if at the time of such determination, the Company’s Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the Board of Directors of the Company shall not exceed the aggregate “Current Market Price” (as defined below) of the shares of Common Stock being issued.

(iii)    In the case of the issuance of Purchase Rights in a Dilutive Issuance:

(1)    the aggregate maximum number of shares of Common Stock deliverable upon exercise of Options shall be deemed to have been issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in Section 11(c)(i) and (ii) above), if any, received by the Company upon the issuance of such Options plus the minimum purchase price provided for in such Options;

(2)    the aggregate maximum number of shares of Common Stock deliverable upon conversion or exercise of or exchange for any Convertible Securities shall be deemed to have been issued at the time such Convertible Securities were issued and for a consideration equal to the consideration received by the Company for any such Convertible Securities (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company upon the conversion or exchange of such Convertible Securities (determined in the manner provided in Section 11(c)(i) and (ii) above);

(3)    on any change in the number of shares of Common Stock deliverable upon exercise of any such Purchase Rights or on any change in the minimum purchase price of such Purchase Rights, other than a change resulting from the antidilution provisions of such Purchase Rights, the applicable Exercise Price shall forthwith be readjusted to such Exercise Price as would have been obtained had the adjustment made upon (x) the issuance of such Purchase Rights not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the issuance of options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

(4)    on the expiration of any Purchase Rights, the applicable Exercise Price shall forthwith be readjusted to such Exercise Price as would have obtained had the adjustment made upon the issuance of such Purchase Right been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Purchase Rights.

(d)    All calculations under this Section 11 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(e)    For the purpose of any computation pursuant to this Section 11, the “Current Market Price” at any date of one share of Common Stock, shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as reported by Nasdaq (or other recognized source of quotations); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this Section 11(e) are available for the period required hereunder, Current Market Price shall be determined in good faith and in the exercise of reasonable judgment by the Board of Directors of the Company.

(f)    No adjustment in the Exercise Price need be made if such adjustment would result in a change in the Exercise Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

(g)    Any notice required by the provisions of this Section 11 to be given to the holder of Warrants shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Company.

12.    No Impairment. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of Sections 10 and 11 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

13.    Notice of Adjustments and Record Dates. Whenever the Exercise Price or the number of shares of Common Stock purchasable hereunder shall be adjusted pursuant to Sections 10 or 11 (or otherwise), the Company shall promptly notify the Holder in writing of each adjustment or readjustment of the Exercise Price hereunder and the number of shares of Common Stock (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant, Such notice shall state the adjustment or readjustment and show in reasonable detail the facts on which that adjustment or readjustment is based. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any acquisition or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other person or entity, or any sale of all or substantially all of the assets or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of this Warrant at least fifteen (15) days prior to the record date specified therein (or such shorter period approved by holders of at least a majority in interest of the Warrant Shares then exercisable under all Series 2005 II Common Stock Warrants) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such acquisition, reorganization, reclassification, transfer, consolidation, merger, asset sale, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such acquisition, reorganization, reclassification, transfer, consolidation, merger, asset sale, dissolution, liquidation or winding up.

14.    Miscellaneous.

(a)    This Common Stock Warrant and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware without regard to the conflict of law provisions thereof. Any dispute arising in relation to this Common Stock Warrant shall be resolved and venue shall be established in the competent courts within the State of Delaware.

(b)    In the event of a dispute with regard to the interpretation of this Common Stock Warrant, the prevailing party may collect the cost of attorney’s fees, litigation expenses or such other expenses as may be incurred in the enforcement of the prevailing party’s rights hereunder.

(c)    The Holder agrees that the Warrant Shares be bound by such market standoff provisions (i.e., restrictions on stock resale provisions following the Company’s sale of securities in the public market) as provided in the Purchase Agreement with respect to this Common Stock Warrant and the Warrant Shares.

(d)    This Common Stock Warrant shall be exercisable as provided for herein, except that in the event that the expiration date of this Common Stock Warrant shall fall on a day other than a business day, the expiration date for this Common Stock Warrant shall be extended to 5:00 p.m. Eastern standard time on the first business day following such day. For all purposes of this Common Stock Warrant, a business day shall mean any day, other than a Saturday or a Sunday, upon which banks are open for business in Delaware.

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IN WITNESS WHEREOF, PROTALEX, INC. has caused this Common Stock Warrant to be executed as of the date first above written.

Number of Warrant Shares: _________

COMPANY:

PROTALEX, INC.
a Delaware corporation

By:  /s/ Steven H. Kane

Steven H. Kane
President and Chief Executive Officer

AGREED AND ACCEPTED:

HOLDER:

[Signature]

[Print Name]

[Title (if not an individual)]

NOTICE OF EXERCISE

To:	PROTALEX, INC.

(1)	The undersigned hereby:

_______
elects to purchase __________ shares of Warrant Shares (as defined in the attached Common Stock Warrant) of PROTALEX, INC. pursuant to the terms of the attached Common Stock Warrant, and tenders herewith payment of the purchase price for such shares in full; or

_______
elects to exercise the conversion right features under Section 2(b) of the attached Common Stock Warrant with respect to __________ shares of Warrant Shares of PROTALEX, INC. pursuant to the terms of such Common Stock Warrant.

(2)
In exercising this Common Stock Warrant, the undersigned hereby confirms and acknowledges that the shares of Warrant Shares (and any securities issuable upon conversion thereof) are being acquired solely for the account of the undersigned and not as a nominee for any other party, or for investment, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Warrant Shares except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws.

(3)	Please issue a certificate or certificates representing said shares of Warrant Shares in the name of the undersigned:

(Name)

(Name)

(4)	Please issue a new Common Stock Warrant for the unexercised portion of the attached Common Stock Warrant in the name of the undersigned:

(Name)

(Date)

(Signature)

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned registered owner of this Common Stock Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under this Common Stock Warrant, with respect to the number of shares of Warrant Shares (as defined in the this Common Stock Warrant) set forth below:

Name of Assignee	Address	No. of Shares

and does hereby irrevocably constitute and appoint the Secretary of the Company to make such transfer on the books of PROTALEX, INC. maintained for such purpose, with full power of substitution in the premises.

The undersigned also represents that, by assignment hereof, the Assignee acknowledges that this Common Stock Warrant and the shares of stock to be issued upon exercise hereof or conversion thereof are being acquired for investment and that the Assignee will not offer, sell or otherwise dispose of this Common Stock Warrant or any shares of stock to be issued upon exercise hereof or conversion thereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws. Further, the Assignee has acknowledged that upon exercise of this Common Stock Warrant, the Assignee shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the shares of stock so purchased are being acquired for investment and not with a view toward distribution or resale.

Dated:_______________

Signature of Holder

The undersigned hereby agrees to be bound by the terms of the attached Common Stock Warrant on this __ day of __________, 200_.

ASSIGNEE:

[Name]

By:____________________________________
Title:___________________________________